Exhibit 10.1

2008 Annual Base Salaries

Executive Officer	Prior Base Salary	2008 Base Salary
Robert J. Bujarski Senior Vice President, General Counsel and Corporate Secretary	$275,000	$286,000
Thomas J. Foley Chief Technology Officer	$278,700	$289,850
Scot M. McLeod Senior Vice President, Operations	$248,500	$258,440
John M. Radak Chief Financial Officer	$280,000	$290,270
Richard Tarbox, III Senior Vice President, Corporate Development Officer	$260,000	$264,770